Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of (i) our report dated March 14, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidated financial information discussed in Note 13, as to which the date is February 5, 2015, relating to the consolidated financial statements, which appears in Jones Energy Inc.’s Current Report on Form 8-K dated February 5, 2015 and (ii) our report dated March 5, 2014 relating to the statement of revenues and direct operating expenses of certain oil and gas properties of Sabine Mid-Continent LLC, for the period from January 1, 2013 through December 17, 2013 which appears in Jones Energy’s Inc.’s Current Report on Form 8 K/A dated December 18, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 5, 2015